SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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THE CHEESECAKE FACTORY INCORPORATED
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0340466 (I.R.S. Employer Identification No.)

26950 Agoura Road, Calabasas Hills, California 91301
(Address of Registrant’s Principal Executive Offices) (Zip Code)

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THE CHEESECAKE FACTORY INCORPORATED
YEAR 2000 PERFORMANCE STOCK OPTION PLAN
(Full title of the plan)

GERALD W. DEITCHLE
PRESIDENT
AND CHIEF FINANCIAL OFFICER
THE CHEESECAKE FACTORY INCORPORATED
26950 Agoura Road
Calabasas Hills, California 91301
(818) 871-3000
(Name, address and telephone number of agent for service)

_________________

With a copy to:
Mark A. Bonenfant, Esq.
Buchalter Nemer Fields & Younger,
A Professional Corporation
601 South Figueroa Street, Suite 2400
Los Angeles, California 90017
(213) 891-0700

CALCULATION OF REGISTRATION FEE
Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock,
$0.01 par value per share	1,598,900 shares	$34.09	$54,506,501	$5,015

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional securities to be offered or issued in connection with a stock split, stock dividend or similar transaction.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and is calculated based on the closing price of the Company’s Common Stock on The NASDAQ Stock Market on December 6, 2002.

INTRODUCTION

        This Registration Statement on Form S-8 is filed by The Cheesecake Factory Incorporated (the “Registrant” or the “Company”) relating to 1,598,900 shares of its common stock par value $.01 per share. Of these shares, 1,500,000 are being registered to reflect an increase in the number of shares authorized for issuance under the Registrant’s Year 2000 Performance Stock Option Plan (the “Performance Plan”). The balance of the shares being registered represent 98,900 shares repurchased in open market transactions by the Registrant that may be reissued as options under the Performance Plan.

PART I

Item 1. Plan Information.

        Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

        Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents heretofore filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s Annual Report on Form 10-K as filed with the Commission for the fiscal year ended January 1, 2002;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2002;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2002;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2002;

(e)	The Registrant’s Registration Statement on Form 8-A, declared effective by the Commission on September 17, 1992.

        All other documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not Applicable.

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Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of Delaware provides, in summary, that the directors and officers of the Company may, under certain circumstances, be indemnified by the Company against all expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the Company, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful. No indemnification shall be made, however, against expenses with respect to any claim issued or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 145 of the Delaware General Corporation Law also provides that directors and officers of the Company are entitled to such indemnification by the Company to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding. The Company’s Bylaws provide for the indemnification by the Company of officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

        The Company has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, indemnify the Company’s directors and officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company or as a director or officer of any subsidiary of the Company, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

        Section 102 of the Delaware General Corporation Law provides that a corporation, in its Certificate of Incorporation, may eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit and (4) unlawful payment of dividends, or unlawful stock purchase or redemptions. The Company’s Certificate of Incorporation provides for the elimination of personal liability of its directors to the full extent permitted by section 102 of the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation (1)

3.2	Bylaws of the Company (1)

3.3	Certificate of Designation of Series A Junior Participating Cumulative Preferred Stock $.01 par value (2)

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Exhibit Number	Description of Exhibit

3.4	Form of Rights Agreement dated as of August 4, 1998 between the Company and U.S. Stock Transfer Corporation (2)

5.1	Opinion of Buchalter Nemer Fields & Younger, a Professional Corporation

23.1	Consent of Independent Accountants

23.2	Consent of Buchalter Nemer Fields & Younger, a Professional Corporation (included in its opinion filed as Exhibit 5.1)

99.1	Amendment No. 3 to The Cheesecake Factory Incorporated Year 2000 Performance Stock Option Plan.

(1)	Incorporated from Registrant’s Registration Statement on Form S-1 (No. 33-47936)

(2)	Incorporated from Registrant’s Registration Statement on Form 8-K dated August 19, 1998.

Item 9. Undertakings.

(1)	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a) (3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1) (a) (i) and (1) (a) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(2)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas Hills, State of California on this 6th day of December, 2002.

THE CHEESECAKE FACTORY INCORPORATED

By:	/s/ David Overton David Overton Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ David Overton David Overton	Chairman of the Board and Chief Executive Officer	December 6, 2002

/s/ Gerald W. Deitchle Gerald W. Deitchle	President and Chief Financial Officer	December 6, 2002

/s/ Thomas L. Gregory Thomas L. Gregory	Director	December 6, 2002

/s/ Jerome I. Kransdorf Jerome I. Kransdorf	Director	December 6, 2002

/s/ Wayne H. White Wayne H. White	Director	December 6, 2002

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation (1)

3.2	Bylaws of the Company (1)

3.3	Certificate of Designation of Series A Junior Participating Cumulative Preferred Stock $.01 par value (2)

3.4	Form of Rights Agreement dated as of August 4, 1998 between the Company and U.S. Stock Transfer Corporation (2)

5.1	Opinion of Buchalter Nemer Fields & Younger, a Professional Corporation

23.1	Consent of Independent Accountants

23.2	Consent of Buchalter Nemer Fields & Younger, a Professional Corporation (included in its opinion filed as Exhibit 5.1)

99.1	Amendment No. 3 to The Cheesecake Factory Incorporated Year 2000 Performance Stock Option Plan.

(3)	Incorporated from Registrant’s Registration Statement on Form S-1 (No. 33-47936)

(4)	Incorporated from Registrant’s Registration Statement on Form 8-K dated August 19, 1998.